Please see attached Press Release for information regarding the Jardine Fleming China Region Fund, Inc.'s change to investment policy.


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                JARDINE FLEMING CHINA REGION FUND, INC.

     Jardine Fleming China Region Fund, Inc. Announces Change to
  Investment Policy to Better Reflect Historical Investment Approach

WILMINGTON, DELAWARE, July 15, 2002 - The Board of Directors of Jardine Fleming China Region Fund, Inc. (NYSE: JFC) announces that, effective immediately, the Fund's investment policy is amended to better reflect its historical investment approach by requiring that under normal circumstances at least 80% of the Fund's net assets, plus the amount of any borrowings for investment purposes, be invested in equity securities issued by China Region companies or China Region associated companies (the policy previously had a 65% requirement).

 * The Fund defines China Region companies as companies (1) that are organized in a China Region country or for which the principal securities trading market is in the China Region or (2) that have 50% or more of their assets in, or derive 50% or more of their revenues or profits from, the China Region. The China Region is defined as the People's Republic of China (including Hong Kong and Macau) and Taiwan. The Fund's investment policy, both as it was previously stated and as it is stated following the change announced today, applies only under normal conditions. The Fund may, therefore, in certain circumstances invest a lower percentage of its assets in investments tied economically to the China Region. For example the Fund could, as a temporary defensive position, invest a lower percentage in assets economically tied to the China Region in order to avoid losses in response to adverse market, economic, political or other conditions.

A regulation recently adopted by the U.S. Securities and Exchange Commission (the "SEC") requires a fund with a name indicating an investment emphasis in a geographic region to adopt a policy to invest at least 80% of its assets in investments that are tied economically to the particular geographic region suggested by its name. While the Fund has consistently invested over 80% of its assets in investments that are tied economically to the China Region, the previously stated policy would have required only 65% of the Fund's assets to be so invested. Consistent with the rule recently adopted by the SEC, the Fund will not make changes to the investment policy being announced today without mailing written notice to the Fund's shareholders at least 60 days before such a change.

Jardine Fleming China Region Fund, Inc., a closed-end investment company, is managed by JF International Management, Inc., an indirect subsidiary of JPMorgan Chase.

For further information, please contact the Fund's toll free phone line at (800) 426-5523.


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                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            JARDINE FLEMING CHINA REGION FUND, INC.

                            /s/John P. Falco
                            John P. Falco, Assistant Secretary

Date:  July 15, 2002